UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ECOLOGY AND ENVIRONMENT INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

This is a supplement to the definitive proxy statement on Schedule 14A filed by Ecology and Environment Inc., a New York corporation (the “Company”, “E&E”, “we”  or “us”), with the Securities and Exchange Commission (“SEC”) on October 8, 2019 (the “Definitive Proxy Statement”).  The Definitive Proxy Statement was filed in connection with the special meeting of E&E stockholders to, among other things, approve the Agreement and Plan of Merger, dated as of August 28, 2019 (as amended or modified from time to time, the “merger agreement”), among E&E, WSP Global Inc. (“Parent”) and Everest Acquisition Corp. (“Merger Sub”).  Subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into E&E with E&E continuing as the surviving corporation.

This supplement is being filed by E&E with the SEC to supplement certain information contained in the Definitive Proxy Statement and should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety.  Except as otherwise set forth below, the information set forth in the Definitive Proxy Statement remains unchanged.  All page references in the information below are to the pages in the Definitive Proxy Statement, and defined terms used but not defined below have the meanings ascribed to them in the Definitive Proxy Statement.

SUPPLEMENTAL DISCLOSURES TO THE DEFINITIVE PROXY STATEMENT

1.	The disclosure in the Definitive Proxy Statement in the section “Summary” beginning on page 1 is supplemented as follows:

By adding the following disclosure as a new section below the paragraph titled “Dissenters’ Rights for E&E Class B Stockholders” on page 3:

Litigation Relating to the Merger (page 52).

On October 8 and 14, 2019, two complaints challenging the Merger were filed in the United States District Court for the Southern District of New York, captioned Jordan Rosenblatt v. Ecology & Environment, Inc., et al. and Randall Meidenbauer. v. Ecology & Environment Inc. et al., respectively. The Rosenblatt complaint was filed as a putative class action on behalf of the public shareholders of the Company, while the Meidenbauer complaint was filed as an individual action on behalf of the named plaintiff only.  Both complaints name as defendants the Company and the members of the Company’s Board of Directors.  The Rosenblatt complaint generally alleges violations of federal securities laws with respect to purported disclosure deficiencies in the preliminary proxy statement for the Merger that the Company filed with the SEC on September 26, 2019, and the Meidenbauer complaint generally alleges violations of federal securities laws with respect to purported disclosure deficiencies in the definitive proxy statement for the Merger that the Company filed with the SEC on October 8, 2019. The complaints seek various forms of relief, including a preliminary injunction preventing the Company from proceeding with the stockholder meeting or the consummation of the Merger until the alleged material information omitted from the proxy statement is disclosed, rescission of the Merger if it is consummated, damages, attorneys’ fees and expenses.  On October 31, 2019, the Company received a demand letter from an additional stockholder alleging violations of federal securities laws with respect to purported disclosure deficiencies in the definitive proxy statement and threatening to file a lawsuit unless certain supplemental disclosures were made by the Company regarding the Merger.

E&E is hereby disclosing, among other things, certain additional information in the Definitive Proxy Statement in the sections “The Merger—Background of the Merger”, “The Merger— Opinion of E&E’s Financial Advisor” and “The Merger— Certain Unaudited Prospective Financial Information” (see Items 3-5 below, collectively referred to as the “Responsive Disclosures”) in response to the two complaints and the demand letter and solely for the purpose of mooting the allegations contained therein. E&E denies the allegations of the two complaints and demand letter, and denies any violations of law. E&E believes that the Definitive Proxy Statement disclosed all material information required to be disclosed therein, and denies that the Responsive Disclosures are material or are otherwise required to be disclosed. E&E is disclosing the Responsive Disclosures following discussions with counsel for plaintiffs and the stockholder from whom the Company received the demand letter and solely to avoid the expense and distraction of litigation. Nothing in the Responsive Disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of any of the Responsive Disclosures.

2.	The disclosure in the Definitive Proxy Statement in the section “Summary—The Merger Agreement” beginning on page 5 is supplemented as follows:

By amending and restating the text of the paragraph titled “Conditions to the Merger” on page 7 to read as follows:

Conditions to the Merger. The completion of the Merger is subject to the satisfaction or waiver of a number of closing conditions, including, among others, (1) adoption of the Merger Agreement by the Required Stockholder Vote, (2) the absence of certain legal restraints prohibiting the Merger, (3) the absence of certain legal proceedings brought by a governmental entity relating to the Merger, (4) the clearance of the Merger by CFIUS without the imposition of a Burdensome Condition, (5) subject to certain materiality qualifications, the continued accuracy of E&E’s representations and warranties, and compliance by E&E with the covenants and obligations to be performed by E&E at or prior to the consummation of the Merger and (6) the completion of the Restructuring (as defined in the section titled “The Merger Agreement—Restructuring” (page 70)). On November 7, 2019, Parent and Merger Sub delivered a letter to E&E irrevocably waiving (i) the condition to closing in the Merger Agreement that the Restructuring be completed and (ii) any further obligation of E&E to implement the Restructuring in accordance with the Merger Agreement. Except for such provisions set forth in that waiver letter, all other terms and conditions of the Merger Agreement remain in full force and effect in accordance with the terms thereof. See the section of this Proxy Statement titled “The Merger Agreement—Conditions to Completion of the Merger” (page 70).

3.	The disclosure in the Definitive Proxy Statement in the section “The Merger— Background of the Merger” beginning on page 21 is supplemented as follows:

By amending and restating the fifth paragraph on page 23 to read as follows:

On July 8, 2019, Mr. Heinberg and Mr. L’Heureux had a telephone call during which Mr. L’Heureux indicated that WSP remained interested in pursuing a strategic transaction with E&E, but, in light of, among other things, the U.S. backlog and the business outlook generally (unrelated to the contemplated costs of the retention agreements negotiated with certain members of E&E senior management), as well as ~~and~~ certain costs that WSP expected to incur to acquire the interests of the minority partners in the Company’s non-wholly-owned South American subsidiaries, WSP would be unable to proceed at a price in excess of $14.00 to $16.00 per share. Mr. L’Heureux also requested that Mr. Heinberg facilitate a meeting between Mr. L’Heureux and the Board of Directors during which Mr. L’Heureux could present his strategic rationale for a business combination between the parties. In response, Mr. Heinberg expressed his belief that a price of $14.00 to $16.00 per share undervalued E&E and suggested that additional value could be delivered to E&E’s stockholders by E&E using cash on its balance sheet to pay a special dividend subject to the consummation of a potential transaction. Mr. L’Heureux agreed to further consider Mr. Heinberg’s views and committed to sending Mr. Heinberg an updated written indication of interest in the following days. Later that day, Mr. Heinberg called Mr. L’Heureux and communicated that WSP’s strategic rationale was irrelevant to the Board of Directors in an all-cash acquisition of the type being proposed by WSP and so Mr. L’Heureux would not be permitted to address the Board of Directors directly, but that he would convene the Board of Directors to discuss the content of any updated offer received from WSP.

By amending and restating the second full paragraph on page 24 to read as follows:

On July 19, 2019, the Board of Directors held a telephonic meeting with representatives of Cleary Gottlieb attending at the invitation of the Board of Directors. Mr. Heinberg provided an update to the Board of Directors regarding WSP’s increased $17.00 per share offer price and other recent developments concerning E&E. The Board of Directors then discussed, among other things, the increased $17.00 per share offer price and general trends relating to E&E’s business. Mr. Jacobs also reviewed with the Board of Directors the preliminary valuation data, which included certain publicly available financial information and stock market information for certain publicly traded companies, that were collected with the assistance of Mill Road, which the Board discussed as a reference point to be supplemented by valuation analyses to be performed by an independent financial advisor once engaged. Following these discussions, the Board of Directors directed Mr. Heinberg to communicate to Mr. L’Heureux that the Board of Directors was prepared to proceed with negotiations for a strategic transaction on the basis of WSP’s $17.00 per share offer price, subject to WSP agreeing that E&E could pay a special dividend in connection with the potential transaction in addition to the regular semi-annual dividend of $0.20 per share expected to be declared by the Board of Directors later on in July. The Board of Directors also authorized the entry on behalf of E&E into a retention agreement with an additional member of E&E’s senior management who was to be informed of the potential strategic transaction. The member of E&E senior management who the Board of Directors authorized E&E to enter into a retention agreement with was subsequently informed of the general terms of the retention arrangement that the Board of Directors had approved and the retention agreement was entered into shortly prior to the execution of the Merger Agreement.

By amending and restating the fifth paragraph on page 26 to read as follows:

Later on August 6, 2019, the Board of Directors held a telephonic meeting, with representatives of Cleary Gottlieb attending at the invitation of the Board of Directors, to discuss WSP’s revised offer. Mr. Heinberg provided an update to the Board of Directors regarding E&E’s preliminary financial results for the fourth fiscal quarter as well as additional recent developments concerning E&E, including challenges with respect to retention of key employees and headwinds to E&E’s earnings performance. ~~and the~~ The Board of Directors discussed those updates and the risks and uncertainties of E&E remaining an independent public company. After discussion of those matters, the Board of Directors determined that an all-cash acquisition at the revised offer price would still provide the best opportunity for maximizing stockholder value, particularly if E&E was also permitted to declare a special dividend to its stockholders in connection with the potential transaction, and authorized Mr. Heinberg to continue trying to reach agreement on the terms of the potential transaction with WSP.

By amending and restating the fifth full paragraph on page 28 to read as follows:

After the execution and delivery of the Merger Agreement, on the same day at the direction of the Board of Directors and in connection with the “go-shop” period, which expired at 11:59 p.m. (New York time) on September 27, 2019, representatives of Baird began contacting potential acquirers. During the “go-shop” period, representatives of Baird contacted 20 potential acquirers, all of which are strategic acquirers, and, referencing publicly available information, inquired whether they would be interested in making a proposal to acquire E&E. Out of these 20 potential acquirers in total, 17 of the parties indicated that they were not interested in pursuing further discussions regarding a transaction, one party did not respond, and two parties (the “Go-Shop Parties”) indicated that they would review the opportunity. E&E entered into a confidentiality agreement, on the same terms and conditions as those contained in the Confidentiality Agreement, with one of the Go-Shop Parties but did not ultimately provide any non-public information to either Go-Shop Party, given that, prior to engaging in any further discussions with the Company regarding a transaction, both Go-Shop Parties informed representatives of Baird that they did  ~~both of which subsequently elected~~ not intend to submit an indication of interest.

4.	The disclosure in the Definitive Proxy Statement in the section “The Merger— Opinion of E&E’s Financial Advisor” beginning on page 33 is supplemented as follows:

By amending and restating the text of the first and second full paragraphs on page 36 to read as follows:

Selected Publicly Traded Company Analysis.  Baird reviewed certain publicly available financial information and stock market information for certain publicly traded companies that Baird deemed relevant.  ~~The group of selected publicly traded companies reviewed is listed below.~~

~~•        AECOM~~
~~•        Jacobs Engineering Group Inc.~~
~~•        NV5 Global, Inc.~~
~~•        Stantec Inc.~~
~~•        Tetra Tech, Inc.~~
~~•        WSP Global Inc.~~

~~Baird chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the engineering and environmental consulting sectors.  Baird noted that none of the companies reviewed is identical to E&E and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.~~

By amending and restating the text of the third full paragraph on page 36 to read as follows:

For each company, Baird calculated the “equity market value” (defined as the market price per share of each company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including net shares issuable upon the exercise of outstanding stock options and warrants).  In addition, Baird calculated the “total market value” (defined as the equity market value plus the book value of each company’s total debt and preferred stock, less cash, cash equivalents and marketable securities).  Baird calculated the multiples of each company’s total market value to its LTM and NTM adjusted EBITDA and LTM and NTM adjusted EBIT Baird also compared the transaction multiples implied in the Merger (as described under Implied Valuation and Transaction Multiples above) with the corresponding trading multiples for the selected companies.  Stock market and historical financial information for the selected companies was based on publicly available information as of August 26, 2019, and projected financial information for the selected companies was based on publicly available research reports as of that date.  ~~A summary of the trading~~ The group of selected publicly traded companies reviewed and their corresponding multiples are provided in the table below.

By adding the following table and text below the third full paragraph on page 36:

	Enterprise Value/Adjusted EBIDTA		Enterprise Value/Adjusted EBIT
Company Name	LTM	NTM	LTM	NTM
AECOM	9.0x	8.4x	12.5x	9.2x
Jacobs Engineering Group Inc.	11.7	11.0	13.5	12.7
NV5 Global, Inc.	14.6	11.5	23.3	17.3
Stantec Inc.	17.8	16.6	20.0	18.6
Tetra Tech, Inc.	12.2	8.3	21.7	13.7
WSP Global Inc.	12.0	9.5	15.8	14.9

Baird chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the engineering and environmental consulting sectors.  Baird noted that none of the companies reviewed is identical to E&E and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.  A summary of the trading multiples for the selected companies is provided in the table below.

By amending and restating the text of the paragraph titled “Selected Acquisition Transaction Analysis” and the table thereunder on page 37 to read as follows:

Selected Acquisition Transaction Analysis. Baird reviewed certain publicly available financial information concerning certain completed acquisition transactions that Baird deemed relevant. For each transaction, Baird calculated the implied “equity purchase price” (defined as the purchase price of each target company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including gross shares issuable upon the exercise of outstanding stock options and warrants, less assumed option and warrant proceeds, or alternatively defined as the value attributable to the equity of a target company).  In addition, Baird calculated the implied “total purchase price” (defined as the equity purchase price plus the book value of each target company’s total debt and preferred stock and other debt-like items if applicable, less cash, cash equivalents and marketable securities).  Baird calculated the multiples of each target company’s implied total purchase price to its publicly reported EBITDA and EBIT for the latest twelve months prior to the announcement of the acquisition transaction.  Baird also compared the transaction multiples implied in the Merger (as described under Implied Valuation and Transaction Multiples above) with the corresponding implied total purchase price multiples for the selected acquisition transactions.  Stock market and historical financial information for the selected transactions was based on publicly available information.  The group of selected acquisition transactions ~~is listed~~ and corresponding multiples are provided in the table below.

Target	Acquiror	Completed Date	Enterprise Value/LTM Adjusted EBITDA	Enterprise Value/LTM Adjusted EBIT
Berger Group Holdings, Inc.	WSP Global Inc.	12/18/18	8.9x	N/A
CH2M HILL Companies, Ltd.	Jacobs Engineering Group Inc.	12/15/17	10.1	N/A
TRC Companies, Inc.	New Mountain Capital, LLC	06/21/17	14.6	21.9x
WS Atkins plc	SNC-Lavalin Group Inc.	06/03/17	11.6	16.1
MWH Global, Inc.	Stantec Inc.	05/06/16	9.5	N/A
Stork Holding B.V.	Fluor Corporation	03/01/16	7.0	N/A
Coffey International Limited	Tetra Tech, Inc.	01/15/16	8.2	13.5

By amending and restating the text of the second full paragraph on page 37 to read as follows:

Baird chose these acquisition transactions based on a review of completed and pending acquisition transactions involving target companies that possessed general business, operating and financial characteristics representative of the engineering and environmental consulting sectors.  Baird noted that none of the acquisition transactions or subject target companies reviewed is identical to the Merger or E&E, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.  A summary of the implied multiples for the selected acquisition transactions is provided in the table below.

By removing the third full paragraph on page 37:

~~For each transaction, Baird calculated the implied ‘‘equity purchase price’’ (defined as the purchase price of each target company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including gross shares issuable upon the exercise of outstanding stock options and warrants, less assumed option and warrant proceeds, or alternatively defined as the value attributable to the equity of a target company). In addition, Baird calculated the implied ‘‘total purchase price’’ (defined as the equity purchase price plus the book value of each target company’s total debt and preferred stock and other debt-like items if applicable, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each target company’s implied total purchase price to its publicly reported EBITDA and EBIT for the latest twelve months prior to the announcement of the acquisition transaction. Baird also compared the transaction multiples implied in the Merger (as described under Implied Valuation and Transaction Multiples above) with the corresponding implied total purchase price multiples for the selected acquisition transactions. Stock market and historical financial information for the selected transactions was based on publicly available information. A summary of the implied multiples is provided in the table below.~~

By amending and restating the second table under the paragraph titled “Selected Acquisition Transaction Analysis” on page 37 as follows:

	Selected Acquisition Transaction Implied Total Purchase Price Multiples				Implied Transaction Multiples
	Low	Average	Median	High

Enterprise Value/LTM Adjusted EBITDA	7.0x	10.0x	9.5x	14.6x	23.3x
Enterprise Value/LTM Adjusted EBIT	13.5	17.2	16.1	21.9	41.4

By amending and restating the paragraph titled “Discounted Cash Flow Analysis” on page 38 as follows:

Discounted Cash Flow Analysis.  Baird performed a discounted cash flow analysis utilizing E&E’s projected unlevered free cash flows (defined as net income excluding after-tax net interest, plus depreciation and amortization, less capital expenditures and increases in net working capital, plus/minus changes in other operating and investing cash flows) for fiscal years ending July 31, 2020 through 2024, ~~as reflected~~ which were calculated based upon the financial data provided in the E&E Forecasts.

In its analysis, Baird calculated the present values of the unlevered free cash flows from 2020 to 2024 by discounting these amounts at discount rates ranging from 13% to 15%, which are estimates of E&E’s weighted average cost of capital calculated using the capital asset pricing model with a beta determined based on the selected publicly traded companies.  Baird calculated the present values of the free cash flows beyond 2024 by calculating terminal values for E&E by applying a range of perpetuity growth rates of 2% to 4%, determined by Baird in its professional judgment to be appropriate, to E&E’s projected adjusted EBITDA for the fiscal year ending July 31, 2024, as provided in the E&E Forecasts, and discounting the resulting terminal values at the same estimated discount rates ranging from 13% to 15%.  The summation of the present values of the unlevered free cash flows and the present values of the terminal values produced implied enterprise values ranging from $37.8 million to $51.9 million and implied equity values ranging from $11.14 to $14.39 per share, which Baird compared with the Per Share Merger Consideration of $15.00.

5.	The disclosure in the Definitive Proxy Statement in the section “The Merger— Certain Unaudited Financial Information” beginning on page 39 is supplemented as follows:

By amending and restating the table under the heading “Management Projections” on page 41 as follows:

Management Projections

($ in millions)
	FY2019A	FY2020E	FY2021E	FY2022E	FY2023E	FY2024E
Net Revenue	$70.8	$78.4	$83.2	$88.1	$93.4	$99.0
Gross Profit	$22.6	$27.2	$29.1	$30.8	$32.7	$34.7
Adjustments to EBIT/EBITDA
Non-Recurring Severance/ Restatement Expenses (1)	$2.0	$0.0	$0.0	$0.0	$0.0	$0.0
Transaction Expenses (2)	$0.3	$0.8	$0.0	$0.0	$0.0	$0.0
Equity Investment Income	$0.3	$0.3	$0.0	$0.0	$0.0	$0.0
Adjusted EBIT (3)	$1.3	$3.6	$4.0	$5.1	$6.4	$7.7
Adjusted EBITDA (4)	$2.3	$4.4	$5.0	$6.2	$7.5	$8.9
Capital Expenditures	$0.9	$0.9	$1.0	$1.1	$1.1	$1.2
Operating Cash Flow (5)	$1.5	$3.6	$4.0	$5.1	$6.4	$7.7
Change in Net Working Capital	$(0.5)	$1.3	$0.8	$0.8	$0.9	$0.9
Free Cash Flow (Pre-Tax) (6)	$2.0	$2.3	$3.2	$4.3	$5.5	$6.8

(1) Comprised of (A) severance expenses relating to an involuntary employee separation program implemented by the Company in February 2019 in connection with a corporation restructuring plan and (B) costs and expenses incurred related to the restatement of E&E’s consolidated financial statements for annual and quarterly periods prior to July 31, 2018.
(2) Comprised of fees and expenses incurred in connection with the Contemplated Transactions, including with respect to professional advisory services.
(3) Defined as Net Income before Tax plus Adjustments, which include Non-Recurring Severance/Restatement costs, Transaction Expenses and Equity Investment Income.
(4) Defined as Adjusted EBIT plus Depreciation.
(5) Defined as Adjusted EBITDA less Capital Expenditures.
(6) Defined as Adjusted EBITDA less Capital Expenditures and Change in Net Working Capital.

6.	The disclosure in the Definitive Proxy Statement in the section “The Merger— Interests of our Directors and Executive Officers in the Merger” beginning on page 42 is supplemented as follows:

By adding the following disclosure to the end of the second paragraph under the section titled “Severance Benefits and Retention Awards on page 42:

As a result of Mr. Zmich’s resignation, and the termination of his employment with the Company effective November 1, 2019, the actual amounts that Mr. Zmich will receive in connection with the transaction will be significantly less.

7.	The disclosure in the Definitive Proxy Statement in the section “Proposal 1—Merger Agreement Proposal—The Merger” beginning on page 21 is supplemented as follows:

By adding the following disclosure at the end of this section on page 52:

Litigation Relating to the Merger

On October 8 and 14, 2019, two complaints challenging the Merger were filed in the United States District Court for the Southern District of New York, captioned Jordan Rosenblatt v. Ecology & Environment, Inc., et al. and Randall Meidenbauer. v. Ecology & Environment Inc. et al., respectively. The Rosenblatt complaint was filed as a putative class action on behalf of the public shareholders of the Company, while the Meidenbauer complaint was filed as an individual action on behalf of the named plaintiff only.  Both complaints name as defendants the Company and the members of the Company’s Board of Directors.  The Rosenblatt complaint generally alleges violations of federal securities laws with respect to purported disclosure deficiencies in the preliminary proxy statement for the Merger that the Company filed with the SEC on September 26, 2019, and the Meidenbauer complaint generally alleges violations of federal securities laws with respect to purported disclosure deficiencies in the definitive proxy statement for the Merger that the Company filed with the SEC on October 8, 2019. The complaints seek various forms of relief, including a preliminary injunction preventing the Company from proceeding with the stockholder meeting or the consummation of the Merger until the alleged material information omitted from the proxy statement is disclosed, rescission of the Merger if it is consummated, damages, attorneys’ fees and expenses.  On October 31, 2019, the Company received a demand letter from an additional stockholder alleging violations of federal securities laws with respect to purported disclosure deficiencies in the definitive proxy statement and threatening to file a lawsuit unless certain supplemental disclosures were made by the Company regarding the Merger.

E&E is hereby disclosing certain additional information in the Definitive Proxy Statement in the sections “The Merger—Background of the Merger”, “The Merger— Opinion of E&E’s Financial Advisor” and “The Merger— Certain Unaudited Prospective Financial Information” (collectively, the “Responsive Disclosures”) in response to the two complaints and the demand letter and solely for the purpose of mooting the allegations contained therein. E&E denies the allegations of the two complaints and demand letter, and denies any violations of law. E&E believes that the Definitive Proxy Statement disclosed all material information required to be disclosed therein, and denies that the Responsive Disclosures are material or are otherwise required to be disclosed. E&E is disclosing the Responsive Disclosures following discussions with counsel for plaintiffs and the stockholder from whom the Company received the demand letter and solely to avoid the expense and distraction of litigation. Nothing in the Responsive Disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of any of the Responsive Disclosures.

8.	The disclosure in the Definitive Proxy Statement in the section “The Merger Agreement—Restructuring” beginning on page 70 is supplemented as follows:

By adding the following disclosure to the end of this section:

On November 7, 2019, Parent and Merger Sub delivered a letter to E&E irrevocably waiving (i) the condition to closing in the Merger Agreement that the Restructuring be completed and (ii) any further obligation of E&E to implement the Restructuring in accordance with the Merger Agreement.

9.	The disclosure in the Definitive Proxy Statement in the section “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 70 is supplemented as follows:

By amending and restating the 11th bullet on page 71 as follows:

•
the Restructuring has been completed in accordance with the terms described above; however, on November 7, 2019, Parent and Merger Sub delivered a letter to E&E irrevocably waiving (i) the condition to closing in the Merger Agreement that the Restructuring be completed and (ii) any further obligation of E&E to implement the Restructuring in accordance with the Merger Agreement.

*****

Additional Information and Where to Find It

The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its shareholders a definitive proxy statement in connection with the proposed transaction. The Company urges investors and its shareholders to read the proxy statement because it contains important information regarding the proposed transaction. You may obtain a free copy of the proxy statement and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement and other documents filed by the Company with the SEC relating to the proposed transaction for free by accessing the Company’s website at www.ene.com by clicking on the link for “Investors”, and then selecting “SEC Filings”.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed Merger is included in the Company’s definitive proxy statement, which was filed with the SEC on October 8, 2019. You can obtain a free copy of this document from the Company using the information above.

Cautions Regarding Forward Looking Statements

This supplement to the Definitive Proxy Statement contains, or may contain, include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are typically preceded by, followed by or otherwise include the words “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will,” and other similar words or expressions. E&E cautions readers of this supplement to the Definitive Proxy Statement that such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from E&E’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which E&E is unable to predict or control, that may cause E&E’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements.

Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to, the risks detailed in the Company’s filings with the SEC, including the Company’s most recent filings on Forms 10-K and 10-Q, factors and matters described in the Definitive Proxy Statement, and the following factors: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed transaction, including the failure of the Company’s stockholders to approve the proposed transaction or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; the effect of the announcement or pendency of the proposed transaction on E&E’s business relationships, operating results and business generally; risks that the announcement or pendency of the proposed transaction disrupts current plans and operations of E&E or creates difficulties in E&E employee retention; risks related to diverting management’s attention from E&E’s ongoing business operations; the outcome of any legal proceedings that may be instituted against Parent or against E&E related to the merger agreement or the transaction; the risk of downturns in E&E’s industry; and failure to achieve expected revenues and forecasted demand from customers.

The foregoing list of risk factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the business of E&E described in the ‘‘Risk Factors’’ section of E&E’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by E&E from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. You are cautioned not to put undue reliance on forward-looking statements, and E&E assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. There is no assurance that E&E will achieve its expectations.